Exhibit 10.31

THE PRINCETON REVIEW, INC.

2315 Broadway

New York, NY 10024

May 5, 2006

Mr. Kevin Howell

9 Endicott Lane

West Windsor, NJ 08550

Re:	Amendment to the Employment Agreement (the “Employment Agreement”), dated July 1, 2005, between Kevin Howell (“Exec”) and The Princeton Review, Inc. (“TPR”)

Dear Kevin:

In connection with the consolidation of TPR’s sales forces, you will be taking on additional responsibilities, and TPR would like to adjust your compensation accordingly. Therefore, TPR proposes to amend your Employment Agreement as follow:

Effective May 5, 2006 (the “Effective Date”):

Additional Responsibilities. In addition to Exec’s existing responsibilities, Exec shall oversee the cross-selling by TPR’s K-12 Services Division sales force of the products and services of TPR’s Test Prep and Admissions Divisions.

Base Compensation. Exec’s base compensation shall be increased to $252,500 per year. Thereafter, such base compensation shall be increased by at least 2% each February 14th during the term of the Employment Agreement, beginning with February 14, 2007.

Additional Cross-Divisional Sales Bonus. In addition to Exec’s Annual Bonus described in Appendix A to the Employment Agreement, Exec shall be entitled to receive an additional $40,000 for each fiscal year during the term of the Employment Agreement in which the K-12 Services Division sales force produces annual revenue that meets or exceeds the budgeted school-based revenue goals for such sales force set by TPR for both the Test Prep and Admissions Divisions (the “Revenue Bonus”). If the period from the Effective Date to the end of the first fiscal year ending after the Effective Date is less than a full fiscal year, the revenue goals and the Revenue Bonus amount shall be prorated for such lesser period. Such Revenue Bonus, if any, shall be paid only if Exec is employed by TPR at the time such payment is to be received. Notwithstanding the foregoing, if TPR terminates Exec without Cause, TPR shall

Mr. Kevin Howell

May 12, 2006

pay Exec any Revenue Bonus due at the time of termination. At Exec’s options any year’s Revenue Bonus (except any Revenue Bonus received on termination) may be taken in stock options of equivalent value at fair market value as indicated by the closing market price of REVU on the date the Revenue Bonus would otherwise by paid. These options shall be subject to the terms and conditions of The Princeton Review, Inc. Stock Option Grant attached hereto.

Please sign below in acknowledgment of your agreement to the terms of this offer. This letter, when acknowledged below by you, shall amend the Employment Agreement. Except as amended hereby, the Employment Agreement remains unamended, unmodified and in full force and effect.

Very truly yours,

THE PRINCETON REVIEW, INC.

By:	/s/ John S. Katzman
Name:
Title:

Acknowledged and agreed:

/s/ KEVIN HOWELL
KEVIN HOWELL